FOR IMMEDIATE RELEASE	Company Contact:
November 11, 2003	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2003 RESULTS

St. Louis, Missouri, November 11, 2003 – Energizer Holdings, Inc. [NYSE: ENR], today announced results of its fourth quarter ended September 30, 2003. Net earnings for the quarter were $33.0 million, or $0.38 per diluted share, including after-tax expense of $22.4 million, or $0.25 per diluted share, relating to the write-up of inventory purchased in the Schick-Wilkinson Sword (SWS) acquisition. Excluding such inventory write-up, net earnings for the quarter would have been $55.4 million, or $.63 per diluted share compared to net earnings of $56.2 million, or $0.61 per diluted share, in the fourth fiscal quarter of 2002. The current quarter also includes an after-tax charge of $12.4 million, or $0.14 per diluted share related to early payment of long-term debt, and previously unrecognized tax benefits of $4.4 million, or $0.05 per share, related to improved earnings in countries with tax losses in prior years. The fourth quarter of fiscal 2002, included similar tax benefits of $6.7 million, or $0.07 per diluted share, related to prior years’ losses, a gain from an asset sale of $5.0 million, after taxes, or $0.05 per diluted share, a charge of $3.2 million, after taxes, or $0.03 cents per diluted share, relating to a write-off of a portion of pre-bankruptcy Kmart receivables, and restructuring charges of $2.0 million, after taxes, or $0.02 per diluted share.

For the quarter ended September 30, 2003, sales increased 59% to $703.5 million and profit from operating segments increased 49% to $126.0 million, mainly due to the acquisition of SWS on March 28, 2003 and higher battery sales. General corporate and other expenses increased $13.3 million, and interest and other financing items, excluding the prepayment penalty described above, increased $1.5 million.

In total, the inclusion of the SWS results and incremental interest expense reduced fourth quarter diluted earnings per share by $0.15, including the $0.25 inventory write-up. Absent the inventory write-up, SWS contributed $0.10 per diluted share to Energizer’s fourth quarter results. Since the acquisition on March 28, 2003, SWS has contributed $0.15 per share to fiscal 2003 earnings, excluding the impact of the inventory write-up.

For the year ended September 30, 2003, net earnings were $169.9 million, or $1.93 per diluted share, including after-tax expenses of $58.3 million, or $0.66 per diluted share, relating to the write-up of acquired SWS inventory. Excluding such inventory write-up, net earnings for the year would have been $ 228.2 million, or $2.59 per diluted share, compared to net earnings of $186.4 million, or $2.01 per diluted share, for the same period last year. In addition to the pre-payment penalty mentioned above, the current year results include an after-tax gain on a property sale of $5.7 million, or $0.07 per share, intellectual property rights income of $5.2 million, after taxes, or $0.06 per diluted share, and recognition of tax benefits of $12.2 million, or $0.14 per diluted share, related to prior years’ losses. Fiscal 2002 results include a similar tax benefit of $6.7 million, or $.07 per share, an after-tax property gain of $5.0 million, or $.05 per share, charges for bad debt write-off relating to the Kmart bankruptcy of $9.3 million, after-tax, or $0.10 per share, and a restructuring and related charges of $7.8 million, after-tax, or $0.08 per diluted share.

For the year ended September 30, 2003, sales and total segment profit increased $492.8 million, or 28%, and $71.0 million, or 21%, respectively, due to the acquisition of SWS on March 28, 2003, and increases in the battery segments, which includes a $15 million, pre-tax, favorable year-over-year comparison due to the write-off of the Kmart receivable in 2002. General corporate and other expenses increased $14.7 million, and interest and other financing items, excluding the prepayment penalty, increased $2.7 million.

North America Battery

Net sales to customers for the fourth quarter of $289.1 million increased $21.4 million, or 8%, over the same period last year. Approximately $18 million of the increase related to improved volumes resulting from hurricane and blackout related sales, and $2.5 million was due to the impact of favorable Canadian currency. Gross profit increased $6.5 million, due to higher sales, although sales growth was from lower margin products, such as large battery cell sizes and flashlights, which are most influenced by events such as hurricanes and blackouts. Segment profit increased $15.8 million on higher gross profit, the absence of a $5.0 million Kmart bad debt charge in the fourth quarter of last year and lower overhead spending.

In the U.S., retail alkaline category units grew an estimated 11% compared to the same quarter last year, while category value increased 6%. Strong hurricane and blackout related demand fueled much of the category growth. Lower everyday pricing by retailers contributed to lower average per unit prices. Retail consumption of Energizer’s alkaline products increased an estimated 10% in units and 6% in value for the quarter. Energizer estimates its value share of the alkaline battery market at approximately 31% for the quarter, roughly flat compared to the same quarter last year.

"We have been able to implement our pricing strategy with minimal share impact," said Pat Mulcahy, Chief Executive Officer. "Fewer instances of deep discounting and free goods on premium brands have resulted in reduced volatility and a more rational category. During 2003, overall retail inventory continued to decline causing our sales to lag retail consumption. As of September 30, 2003, we believe retail inventory levels have generally stabilized and that our 2004 sales should more closely track retail consumption of our products."

For the year, sales increased $19.7 million, or 2%, over the prior year as a result of fourth quarter growth. For the first nine months, volume increases were more than offset by unfavorable pricing and product mix. Gross margin for the year decreased $12.3 million, or 3%, primarily on the unfavorable pricing and product mix. Segment profit increased $7.8 million as the absence of the $15.0 million Kmart bad debt charge last year and lower overhead spending were partially offset by lower gross margin.

International Battery

International battery sales increased $12.6 million, or 7%, for the quarter on favorable currency translation of $10.0 million and higher volume, partially offset by unfavorable pricing and product mix. Segment profit increased $1.2 million, or 4%, including favorable currency impacts of $7.5 million. Absent currency impacts, segment profit declined $6.3 million, as significantly higher advertising and promotion expense and unfavorable pricing were partially offset by lower product costs.

For the year, sales increased $40.1 million, or 6%, on currency increases of $31.0 million as well as favorable pricing and product mix and higher volume. Segment profit increased $22.0 million, or 22%, for the year with currency accounting for $17.3 million of the improvement. Absent currency impacts, segment profit increased $4.7 million, or 5%, on favorable pricing and product cost, partially offset by higher advertising and promotion expense.

Razors & Blades

Energizer’s acquisition of SWS was completed on March 28, 2003; therefore, SWS results are only included in the attached historical financial statements for the last half of the fiscal year. The comparison of current quarter and six months are versus pro forma SWS results for the corresponding periods last year, as shown in Note 11 of the Condensed Financial Statements.

Razors and blades segment sales for the quarter were $227.1 million, an increase of $66.9 million compared to the same quarter last year. The sales growth was primarily attributable to the launch of the QUATTRO? men’s shaving system in North America and Europe in mid-September, sales of the Intuition? women’s shaving system, which was launched in North America in April 2003, and favorable currency of $9.0 million.

Segment profit for the quarter was $23.5 million, an increase of $5.2 million compared to pro forma profit for the same quarter last year, on higher sales, partially offset by significant increases in advertising, promotion, selling and marketing expense in support of the Intuition and QUATTRO product lines as well as higher overheads.

For the six months, sales were $433.0 million, an increase of $110.8 million on incremental Intuition and QUATTRO retail pipeline fill sales and favorable currency, partially offset by lower sales of older SWS products. Segment profit for the six months was $40.1 million, an increase of $14.1 million on higher sales and favorable currency impact of $3.4 million partially offset by significantly higher advertising, promotion, selling and marketing expense in support of Intuition, and to a lesser extent, the QUATTRO launch.

During the latter half of September 2003, SWS had significant sales representing retail pipeline fill for QUATTRO and relatively low advertising and promotion expense as the QUATTRO media campaign did not begin until October. Looking forward into fiscal 2004, SWS will provide significant advertising and market support for QUATTRO and Intuition, particularly in the December quarter. Older product sales will likely be negatively impacted by newer product sales, however the amount of such decline is not possible to predict.

Other Items

Corporate and other expenses increased $13.3 million for the quarter due to costs of integrating the SWS business, lower pension income and higher management, legal and project expenses. For the year, corporate and other expenses increased $14.7 reflecting all the factors discussed above, partially offset by lower compensation costs related to incentive plans and stock price.

Interest expense increased $4.0 million for the quarter and $7.1 million for the year reflecting incremental debt due to the acquisition of SWS. Other net financing expense increased $17.5 million for the quarter and $15.6 million for the year, reflecting a $20.0 million pre-tax charge related to the prepayment of long term debt, partially offset by favorable currency exchange. In September 2003, Energizer prepaid $160 million in long-term debt with interest rates ranging from 7.8% to 8.0% that had maturity dates beginning in 2005 and ending in 2010. The payment of the debt was funded with short term borrowings and available cash.

Income taxes for the current quarter were 24.1%, compared to 26.5% in the fourth quarter last year. Both quarters include adjustments to reduce the tax rate recorded through nine months to the full year rates. The income tax rate for fiscal 2003 was 28.5% versus 33.1% for fiscal 2002. The current year rate includes a 1.8 percentage point reduction due to the tax impact of the aforementioned inventory write-up. Recognition of benefits associated with prior years’ losses further reduced taxes for 2003 taxes by $12.2 million and reduced taxes for 2002 by $6.7 million. Absent these items, the tax rate for 2003 was 34.0% compared to 35.5% last year, mainly driven by improved foreign earnings mix.

Capital expenditures and depreciation expense for the quarter were $38.8 million and $ 25.5 million, respectively. For the year, capital expenditures were $73.0 million, and depreciation expense was $80.5 million.

In the first and fourth paragraphs of this release, in addition to its GAAP presentation, the Company presented earnings per share for the current quarter, and for the full fiscal year, respectively, on a non-GAAP basis by excluding after-tax expenses relating to the write-up of inventory purchased in the SWS acquisition. Because of purchase accounting rules which are applicable only at the time of an acquisition, GAAP presentation required that the SWS inventory acquired from Pfizer, Inc. be valued as if Energizer was a distributor purchasing the inventory at fair market value, as opposed to its historical manufacturing cost. As a result, there was a one-time allocation of purchase price to the acquired inventory which was $89.7 million higher than historical manufacturing cost. Because inventory value and cost of product sold for all product manufactured after the acquisition date are based upon actual production costs, as dictated by GAAP, the Company believes the non-GAAP presentation for its fourth quarter and fiscal year is useful in presenting earnings results in the context of its ongoing cost structure so that investors will have a better basis for comparison to prior and subsequent periods.

# # #
Statements in this press release that are not historical, particularly statements regarding estimates of battery category growth, retailer consumption of Energizer’s products, Energizer’s market share, retailer inventory levels, battery pricing volatility and the drivers of future sales volumes, and continuing support of new razor and blade product launches and their impact on existing product sales, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Energizer’s estimates of battery category growth and value decline, total retail unit consumption of its battery products, Energizer market share and retailer inventory levels may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of Energizer’s estimates, or if those retailers elect to further contract their inventory levels. The adverse impact of competitors’ pricing and promotional activities may accelerate or may be more significant than anticipated, and Energizer’s pricing and promotional structure may not, in the long run, be effective in protecting its competitive position. If retailers determine to reduce inventory levels further, or if events occur which cause retailers to increase those levels, sales volumes for 2004 would be impacted despite consistent consumption levels. Continued Company support of new product launches in the razors and blades segment will be dependent upon alternative uses for its cash flow, retailer and consumer receptiveness to the new products, and related competitive activity. The impact of new products on existing product sales is difficult to determine with any accuracy, but it is likely that existing product sales of similar category products will decline with the growing acceptance of new products. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its quarterly reports on Form 10Q for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter ended September 30,		Year ended September 30,
	2003	2002	2003	2002

Net sales	$703.5	$442.4	$2,232.5	$1,739.7

Cost of products sold	400.2	248.5	1,274.2	963.8
Selling, general and administrative expense	129.7	74.2	382.6	307.0
Advertising and promotion expense	86.8	27.3	251.0	124.5
Research and development expense	17.4	9.9	51.5	37.1
Provisions for restructuring	0.2	1.8	0.2	7.7
Intellectual property rights income	-	-	(8.5)	-
Interest expense	8.9	4.9	28.2	21.1
Other financing items, net	16.8	(0.7)	15.7	0.1

Earnings before income taxes	43.5	76.5	237.6	278.4

Income taxes benefit/(provision)	(10.5)	(20.3)	(67.7)	(92.0)

Net earnings	$33.0	$56.2	$169.9	$186.4

Earnings per share
Basic	$0.39	$0.62	$1.98	$2.05
Diluted	$0.38	$0.61	$1.93	$2.01

Weighted average shares of common stock - Basic	84.7	90.1	85.9	91.0

Weighted average shares of common stock - Diluted	87.6	92.5	88.2	92.8

See Accompanying Notes to Condensed Financial Statements.

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
(Dollars in millions, except per share data)

  Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

  On March 28, 2003, Energizer acquired the worldwide Schick-Wilkinson Sword (SWS) business from Pfizer, Inc. for $930.0 plus acquisition costs and subject to adjustment based on the acquired working capital level. Operating results for SWS are reported in Energizer's earnings commencing with the quarter ended June 30, 2003.
  SWS inventory acquired in the acquisition was valued as if Energizer were a distributor purchasing the inventory. This resulted in a one-time allocation of purchase price to acquired inventory which was $89.7 million higher than the historical manufacturing cost of SWS (the Write-Up). Inventory value and cost of products sold was based on post acquisition SWS production costs for all product manufactured after the acquisition date. During the June 30, 2003 quarter, $56.2 of the Write-Up was recognized in cost of products sold, reducing net earnings by $35.9, after taxes. During the current quarter, $33.5 of the Write-Up was recognized in cost of products sold, reducing net earnings by $22.4, after taxes.

  In the year ended September 30, 2003, Energizer recorded a gain on sale of an international property of $5.7 before and after taxes, which is reflected in selling, general and administrative expense. In the quarter and year ended September 30, 2002, Energizer recorded the gain on sale of an international property of $6.3 pre-tax, or $5.0 after-tax, which is reflected in selling, general and administrative expense.

  In the year ended September 30, 2003, Energizer recorded income of $8.5 pre-tax, $5.2 after-tax, related to the licensing of intellectual property rights.

  During the quarter ended September 30, 2003, Energizer recorded net restructuring provision of $0.2 pre-tax. In 2002 Energizer recorded restructuring provisions and related costs $1.8 pre-tax and $2.0 after taxes in the September quarter and $10.3 before taxes, $7.8 after taxes in the year ended September 30, 2002.
  In the quarter ended September 30, 2003, Energizer retired $160.0 of private placement long-term debt with fixed interest rates ranging from 7.8% to 8.0%. Included in other financing items, net for the quarter and year is $20.0 pre-tax, $12.4 after-tax, which was incurred with regard to this transaction.

  In the quarter ended September 30, 2002, Energizer recorded a bad debt reserve of $5.0 pre-tax, or $3.2 after-tax associated with the bankruptcy filing of Kmart. For the year ended September 30, 2002, these charges were $15.0 pre-tax or $9.3 after tax.

  Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

  Prior to the acquisition of SWS, Energizer's operations were managed via four battery geographic segments. Beginning in the June 30, 2003 quarter, Energizer revised its operating segment presentation to conform to its revised organizational structure following the SWS acquisition. Energizer now has three reporting segments: North America Battery, Inter-national Battery, and Razors and Blades. Energizer continues to report segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Energizer's operations are now managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment's results. Also, certain costs previously reported in General Corporate Expense which primarily support the battery business have been allocated to the North America Battery and International Battery segments.

  The reduction in gross margin associated with the Write-Up discussed in Note 3 is not reflected in the Razors and Blades segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the SWS acquisition. Such presentation reflects managements' view of the segment's results. Historical segment sales and profitability for the quarter and year ended September 30, 2003 and 2002, respectively, are presented below.   All prior periods have been restated to conform with the current presentation.

  Historical segment sales and profitability for the quarter and year ended September 30, 2003 and 2002, respectively, are presented below. All prior periods have been restated to conform with the current presentation.

	Historical		Historical
	Quarter Ended September 30,		Year Ended September 30,
Net Sales	2003	2002	2003	2002

North America Battery	$289.1	$267.7	$1,054.7	$1,035.0
International Battery	187.3	174.7	744.8	704.7

Total Battery	476.4	442.4	1,799.5	1,739.7
Razors and Blades	227.1	-	433.0	-

Total net sales	$703.5	$442.4	$2,232.5	$1,739.7

Profitability
North America Battery	$78.7	$62.9	$285.5	$277.7
International Battery	32.9	31.7	120.4	98.4
R&D Battery	(9.1)	(9.9)	(36.0)	(37.1)

Total Battery	102.5	84.7	369.9	339.0
Razors and Blades	23.5	-	40.1	-

Total segment profitability	$126.0	$84.7	$410.0	$339.0
General corporate and other expenses	(21.8)	(8.5)	(50.1)	(35.4)
Additional cost - acquisition inventory valuation	(33.5)	-	(89.7)	-
Intellectual property rights income	-	-	8.5	-
Provisions for restructuring and related costs	(0.2)	(1.8)	(0.2)	(10.3)
Gain on sale of property	-	6.3	5.7	6.3
Amortization	(1.3)	-	(2.7)	-
Interest and other financial items	(25.7)	(4.2)	(43.9)	(21.2)

Earnings before income taxes	$43.5	$76.5	$237.6	$278.4

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended September 30,		Year Ended September 30,
Net Sales	2003	2002	2003	2002

Alkaline batteries	$316.7	$301.4	$1,202.4	$1,189.0
Carbon zinc batteries	59.7	60.5	237.4	243.2
Other batteries and lighting products	100.0	80.5	359.7	307.5
Razors and blades	227.1	-	433.0	-

Total net sales	$703.5	$442.4	$2,232.5	$1,739.7

   11.      Unaudited pro forma statement of earnings and segment sales and profitability for the quarter ended September 30, 2002 and the year ended September 30, 2003 and 2002, respectively, are presented below. These statements represent Energizer's results as if the acquisition of SWS had occurred on October 1, 2001. Such results have been prepared by adjusting the historical Energizer results to include SWS results of operations and incremental interest, amortization of acquired finite-lived intangibles and other expenses related to acquisition debt. The unaudited pro forma statements do not include any cost savings that may result from the combination of Energizer and SWS operations, nor one-time items related to acquisition accounting, including the Write-Up discussed in Note 3. These unaudited pro forma earnings statements are based on, and should be read in conjunction with Energizer's historical consolidated financial statements and related notes, as well as SWS historical consolidated financial statements and notes included in the Form 8-K filing of May 30, 2003.

			Unaudited
	Historical		Pro Forma
	Quarter Ended		Quarter Ended	Unaudited Pro Forma
	September 30,		September 30,	Year Ended September 30,
	2003		2002	2003 2002

Net sales	$703.5		$602.6	$2,544.5	$2,364.8

Cost of products sold	400.2	*	322.8	1,338.2	1,264.0
Selling, general and administrative expense	129.7		109.6	455.6	442.6
Advertising and promotion expense	86.8		55.1	307.6	238.3
Research and development expense	17.4		15.7	66.2	64.9
Provisions for restructuring	0.2		1.8	0.2	7.7
Intellectual property rights income	-		-	(8.5)	-
Interest expense	8.9		12.2	42.7	50.2
Other financing items, net	16.8		0.7	17.7	0.8

Earnings before income taxes	43.5	*	84.7	324.8	296.3

Income taxes	(10.5)		(24.0)	(98.6)	(100.9)

Net earnings	$33.0	*	$60.7	$226.2	$195.4

Earnings per share
Basic	$0.39	*	$0.67	$2.63	$2.15
Diluted	$0.38	*	$0.66	$2.56	$2.11

Weighted average shares of common stock - Basic	84.7		90.1	85.9	91.0

Weighted average shares of common stock - Diluted	87.6		92.5	88.2	92.8

*Results for the quarter ended September 30, 2003 include $33.5 pre-tax, or $22.4 after-tax, or $0.26 per basic and $0.25 per diluted share related to the SWS acquired inventory Write-Up.

		Unaudited
	Historical	Pro Forma
	Quarter Ended	Quarter Ended	Unaudited Pro Forma
	September 30,	September 30,	Year Ended September 30,
	2003	2002	2003	2002

Net Sales
North America Battery	$289.1	$267.7	$1,054.7	$1,035.0
International Battery	187.3	174.7	744.8	704.7

Total Battery	476.4	442.4	1,799.5	1,739.7
Razors and Blades	227.1	160.2	745.0	625.1

Total net sales	$703.5	$602.6	$2,544.5	$2,364.8

Profitability
North America Battery	$78.7	$62.9	$285.5	$277.7
International Battery	32.9	31.7	120.4	98.4
R&D Battery	(9.1)	(9.9)	(36.0)	(37.1)

Total Battery	102.5	84.7	369.9	339.0
Razors and Blades	23.5	18.3	56.9	53.3

Total segment profitability	$126.0	$103.0	$426.8	$392.3
General corporate and other expenses	(21.8)	(8.5)	(50.1)	(35.4)
Additional cost - acquisition inventory valuation	(33.5)	-	-	-
Intellectual property rights income	-	-	8.5	-
Provisions for restructuring and related costs	(0.2)	(1.8)	(0.2)	(10.3)
Gain on sale of property	-	6.3	5.7	6.3
Amortization	(1.3)	(1.4)	(5.5)	(5.6)
Interest and other financial items	(25.7)	(12.9)	(60.4)	(51.0)

Earnings before income taxes	$43.5	$84.7	$324.8	$296.3

The following shows the Razor & Blades segment sales and profit for the six months since acquisition of SWS, compared to pro forma results of last year.

	Historical	Pro Forma
	Six Months Ended	Six Months Ended
	September 30, 2003	September 30, 2002

Net Sales	$433.0	$322.2

Segment profit	$40.1	$26.0